Exhibit 4.1

SECOND AMENDMENT TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”), dated as of February 28, 2007, to the Rights Agreement, dated as of May 15, 2000 (as amended on January 1, 2003, the “Rights Agreement”), between The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), and Computershare Investor Services, LLC as successor-in-interest to The Chase Manhattan Bank, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement to cause it to expire in accordance with the terms thereof as of the date hereof.

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A. Amendment of the definition of “Final Expiration Date”. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the Close of Business on February 28, 2007 (the “Final Expiration Date”),”

B. Exhibit B and Exhibit C to the Rights Agreement entitled “Form of Right Certificate” and “Summary of Rights to Purchase Shares,” respectively, are hereby amended to replace the words “May 15, 2010” or “May 25, 2010” with the words “February 28, 2007” in all places where such words appear.

C. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

D. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

Attest:

By:	/s/ George P. Long, III	By:	/s/ James E. Rohr
Name:	George P. Long, III	Name:	James E. Rohr
Title:	Corporate Secretary	Title:	Chairman and Chief Executive Officer

COMPUTERSHARE INVESTOR SERVICES, LLC

Attest:

By:	/s/ Tod Shafer	By:	/s/ Edward Gurgul
Name:	Tod Shafer	Name:	Edward Gurgul
Title:	Relationship Manager	Title:	Manager, Investor Services